EXHIBIT 99.2




                                 PROMISSORY NOTE

$1,350,000.00                                       Dated:  As of July 31, 1998

         FOR VALUE RECEIVED, BEN RICKERT CORP., a Delaware corporation having its principal place of business at 509 Madison Avenue, Suite 804, New York, New York 10022 and AZUREL LTD., a Delaware corporation having its principal place of business at 509 Madison Avenue, Suite 804, New York, New York 10022, (collectively, the "Borrower"), hereby jointly and severally promise to pay to the order of SUMMIT BANK, a New Jersey banking corporation (the "Bank") having an office at 750 Walnut Avenue, Cranford, New Jersey 07016, in lawful money of the United States of America, the principal sum of ONE MILLION THREE HUNDRED AND FIFTY THOUSAND AND 00/100 DOLLARS ($1,350,000.00), together with interest on the unpaid balance thereof, at a floating per annum rate of interest equal to that rate of interest announced from time to time by the Bank as its "Base Rate", changing when and as the Base Rate changes, plus one (1%) percent. The Base Rate is not necessarily the lowest rate of interest charged to any particular class or category of customers of the Bank.

         This Note is issued pursuant to and is entitled to all the benefits of the terms and conditions of that certain Agreement of Sale dated the date hereof (the "Agreement"), by and between, among others, the Borrower and the Bank and the other Settlement Documents. Defined terms used and not defined herein shall have the meanings specified therefor in the Agreement.






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         Unpaid principal together with accrued, but unpaid interest, if any, shall be due and payable in full on October 30, 1998 (the "Maturity Date"). Interest hereunder shall be computed on the basis of a year of 360 days and shall accrue on the outstanding principal amount hereof from the date hereof. Interest shall be payable, in arrears, on the first day of each month commencing August 1, 1998, and continuing on the first day of each month thereafter until the principal amount hereof has been paid in full.

         This Note may be prepaid at any time without penalty; provided, however, that each partial prepayment hereunder shall be in an amount of not less than $100,000 or multiples thereof.

         Upon the occurrence of a default under the Agreement or any other Settlement Document, all amounts outstanding hereunder shall thereafter bear interest at the Base Rate plus two and one-half (2.5%) percent. The Borrower shall pay a late charge of five (5%) percent of any payment of principal or interest required to be made hereunder, which amount shall be not less than $25.00 or more than $2,500.00 for each month or portion thereof such payment remains unpaid.

         The Borrower for itself and its legal representatives, successors and assigns, expressly (i) waives presentment, demand, protest, notice of dishonor, notice of non-payment, notice of maturity, notice of protest, presentment for the purpose of accelerating maturity, diligence in collection, and the benefit of any exemption under the homestead exemption laws, if any, or any other exemption or insolvency law to which the Borrower or any such legal representative, successor or assign may be entitled and (ii) consents that the Holder (as hereinafter

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defined) may release or surrender, exchange or substitute any real estate and/or personal property or other collateral security now held or which may hereafter be held as security for the payment of this Note, and may extend the time for payment or otherwise modify the terms of the payment of any part or the whole of the debt evidenced hereby.

         Repayment of this Note is secured under the Agreement and the Settlement Documents, and all of the terms, covenants, and conditions of the Agreement and the Settlement Documents and all other instruments evidencing and/or securing the indebtedness hereunder are hereby made a part of this Note and are deemed incorporated herein in full. Any default in any condition, covenant, obligation, or agreement contained in the Agreement, the Settlement Documents or any other instrument securing and/or evidencing this indebtedness or the occurrence of any "Event of Default" (as that term is defined in any Settlement Document) shall constitute a default under this Note and shall entitled the Holder (as hereinafter defined) to accelerate the entire indebtedness hereunder and take such other action as provided in the Agreement and the Settlement Documents. So long as any amounts remain outstanding hereunder Borrower shall not (i) enter into any merger or consolidation or liquidate, windup or dissolve itself or sell, transfer or lease or otherwise dispose of all or any substantial part of its assets (other than sales of inventory and obsolete equipment in the ordinary course of business) or acquire by purchase or otherwise the business or assets of, or stock of, another business entity; or (ii) materially alter the nature of its business. The term "Holder" shall mean the Bank or any other Person who is then Holder or owner of this Note.



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        IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed as of the day and year first above written.



ATTEST:                       BEN RICKERT CORP.



By:_______________________    By:________________________________
           Name:              Name:
           Title:             Title:


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                                                                    EXHIBIT 99.2



  ATTEST:                          AZUREL LTD.


  By:_______________________       By:________________________________
     Name:                             Name:
     Title:                            Title:










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